    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 2002.


                                                      REGISTRATION NO. 333-82250
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 2

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                            ATRIX LABORATORIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                    84-1043826
  (STATE OR OTHER JURISDICTION                      (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                IDENTIFICATION NUMBER)

                               2579 MIDPOINT DRIVE
                          FORT COLLINS, COLORADO 80525
                                 (970) 482-5868
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                BRIAN G. RICHMOND
                CHIEF FINANCIAL OFFICER, SECRETARY AND TREASURER
                            ATRIX LABORATORIES, INC.
                               2579 MIDPOINT DRIVE
                          FORT COLLINS, COLORADO 80525
                                 (970) 482-5868
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                               BRIAN V. CAID, ESQ.
                              JULIE A. HERZOG, ESQ.
                             MORRISON & FOERSTER LLP
                       370 SEVENTEENTH STREET, SUITE 5200
                             DENVER, COLORADO 80202
                                 (303) 592-1500

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS


                  SUBJECT TO COMPLETION, DATED AUGUST 14, 2002




                               UP TO 13,649 SHARES



                            ATRIX LABORATORIES, INC.



                                  COMMON STOCK


     Ferghana Partners Inc., the selling stockholder, is selling up to 13,649 shares of our common stock, all of which are issuable upon the exercise of a warrant issued to the selling stockholder. We will receive proceeds upon the exercise of the warrant. We will not receive any proceeds from the sale of shares offered by the selling stockholder.


     Our common stock is quoted on the Nasdaq National Market under the symbol "ATRX." On August 12, 2002, the last reported sale price of our common stock was $16.46 per share.


                                ----------------



     INVESTING IN OUR SECURITIES INVOLVES RISKS. BEFORE BUYING OUR SECURITIES, YOU SHOULD REFER TO THE RISK FACTORS INCLUDED IN THIS PROSPECTUS BEGINNING ON PAGE 2.


                                ----------------


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                            , 2002
                               ------------

                                TABLE OF CONTENTS


Atrix Laboratories, Inc. ..................................................  1

Risk Factors ..............................................................  2

Forward-Looking Statements ................................................ 15

Use of Proceeds ........................................................... 16

Selling Stockholder ....................................................... 16

Plan of Distribution ...................................................... 17

Legal Matters ............................................................. 19

Experts ................................................................... 20

Where You Can Find More Information ....................................... 20

Incorporation of Documents by Reference ................................... 20

                            ATRIX LABORATORIES, INC.


         We are an emerging specialty pharmaceutical company focused on advanced drug delivery. With five unique, patented drug delivery technologies, we are currently developing a diverse portfolio of products. We also form strategic alliances with large pharmaceutical and biotechnology companies utilizing our various drug delivery systems. Our strategic alliances include collaborations with Pfizer, Inc., Sanofi-Synthelabo, Inc., MediGene AG, Fujisawa Healthcare, Inc., Elan International Services, Ltd., Geneva Pharmaceuticals, Inc. and CollaGenex Pharmaceuticals, Inc.



         Our five drug delivery technologies are as follows:

         o        Atrigel(R) System

         o        Bioerodible Mucoadhesive Film System, or BEMA(TM)

         o        Solvent Microparticle System, or SMP(TM)

         o        Mucocutaneous Absorption System, or MCA(TM)

         o        Biocompatible Polymer System, or BCP(TM)



         Our pharmaceutical products and products candidates that utilize these drug delivery systems include our Eligard(TM) products for the treatment of prostate cancer, Atrisone(R) for the treatment of certain skin conditions, growth hormone releasing peptide-1 for growth promotion and the treatment of muscle wasting, and oral interferon for the treatment of oral warts and Behcet's disease. Behcet's disease is an autoimmune disorder characterized by mouth ulcers and generally two additional hallmark symptoms. Our product candidates utilizing our BEMA drug delivery system include BEMA-Fentanyl for chronic and breakthrough cancer pain, BEMA-Ondanestron for the treatment of nausea and vomiting associated with cancer chemotherapy, BEMA-Hydrocodone for the treatment of mild to moderate pain, and BEMA-Migraine for the treatment of migraine headaches.



         We currently market several dental drug products, medical device dental products and over-the-counter, or OTC, drug products. Our marketed products include Atridox(R), an antibiotic therapy for chronic periodontitis, and Atrisorb(R) FreeFlow GTR Barrier, which aids tissue regeneration following periodontal surgery. We also currently market Atrisorb(R)-Doxycycline FreeFlow GTR Barrier, which aids in tissue regeneration and infection reduction following periodontal surgery, and Doxirobe(R) Gel, which is used to treat periodontitis in companion animals. Our marketed OTC products include Viractin(R) cream and gel for cold sores and fever blisters and Orajel-Ultra(R) for canker sores. We are currently developing a topical antibiotic and wound wash for infection protection and minor cuts and abrasions as a future OTC product.


         We were incorporated in Delaware in August 1986. In November 1998, we acquired ViroTex Corporation. In June 1999, we organized our wholly owned registered subsidiary Atrix Laboratories Limited, which is based in London, England. In February 2000, we organized our wholly owned registered subsidiary Atrix Laboratories GmbH, which is based in Frankfurt, Germany, to conduct our European operations. In June 2000, we entered into a research joint venture, Transmucosal Technologies, Limited with Elan International, which is a wholly owned subsidiary of Elan Corporation, plc.

         Our principal executive offices are located at 2579 Midpoint Drive, Fort Collins, Colorado, our telephone number is (970) 482-5868, and our facsimile number is (970) 482-1152. We maintain a website at http://www.atrixlabs.com. The reference to our website does not constitute incorporation by reference of the information contained at the site.

                                  RISK FACTORS

         You should carefully consider the following risk factors and the other information contained or incorporated by reference in this prospectus before purchasing shares of our common stock. Investing in our common stock involves a high degree of risk. If any of the events described in the following risk factors occur, our business and financial condition could be seriously harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of such events, and you may lose all or part of your investment.


WE HAVE A HISTORY OF OPERATING LOSSES AND ANTICIPATE FUTURE LOSSES.


         Since our inception, we have invested a significant amount of time and money in research and development of new products. Our research and development expenses were $28.6 million, $16.7 million and $15.6 million for the years ended December 31, 2001, 2000 and 1999, respectively, exceeding our total revenue of $15.8 million, $10.0 million and $5.6 million, respectively, in such years. Our research and development expenses were $14.1 million for the six months ended June 30, 2002. We expect that our research and development expenses will continue to increase for the fiscal year ending December 31, 2002 and for the foreseeable future as we continue to develop our current products and continue to engage in new product discovery and development activities. Because of our time and financial commitments to our new products, we have operated at a loss for the previous five years under revenue recognition policies as currently applied. Our accumulated deficit at June 30, 2002 was $141.6 million.



WE MUST OBTAIN DOMESTIC AND FOREIGN REGULATORY APPROVAL OF OUR PRODUCT CANDIDATES, WHICH REQUIRES A SIGNIFICANT AMOUNT OF TIME AND MONEY.

         The research and development, preclinical studies and clinical trials, and ultimately, the manufacturing, marketing and labeling of our products, are subject to extensive regulation by the United States Food and Drug Administration, or FDA, and other regulatory authorities in the United States and other countries. Our product candidates must undergo an expensive and time-consuming approval process with these regulatory authorities. FDA approval can be delayed, limited or denied for many reasons, including:

         o        a product candidate may be found to be unsafe or ineffective,

         o the FDA may interpret data from preclinical testing and clinical trials differently and less favorably than the way we interpret it,

         o the FDA might not approve our manufacturing processes or facilities,

         o the FDA may change its approval policies or adopt new regulations that may negatively affect or delay our ability to bring a product to market, and

         o a product candidate may not be approved for all the indications we requested and thus our markets may be limited.

         The process of obtaining approvals in foreign countries is also subject to delay and failure for similar reasons. Delays in obtaining approval may result in our needing to make significant expenditures of additional time and money to bring a new product to market. If we do not obtain approval for any particular product, we will have spent a significant amount of time and money in the approval process and will be unable to market the product to generate revenue.


         We are also required to comply with the FDA's current Good Manufacturing Practice regulations with respect to the manufacture of our drugs, and quality system regulations with respect to the manufacture of our medical devices. These regulations include requirements relating to quality control, quality assurance and maintenance of records and documentation. Manufacturing facilities are subject to biennial inspections by the FDA and must be approved before we can use them in the commercial manufacturing of our products. If we or our contract manufacturers are unable to comply with the applicable current Good Manufacturing Practice regulations, quality system regulations and other regulatory requirements, the FDA may seek sanctions and/or remedies against us, including suspending our manufacturing operations, issuing us warning letters, forcing us to recall or withdraw our product(s) from the market and, in extreme cases, possibly issuing civil and/or criminal penalties against us.



CLINICAL TRIALS ARE EXPENSIVE AND THEIR OUTCOME IS UNCERTAIN.

         Before obtaining regulatory approvals for the commercial sale of any products, we or our partners must demonstrate through preclinical testing and clinical trials that our product candidates are safe and effective for use in humans. The following table details certain information about our pharmaceutical product candidates under development:

    PRODUCT CANDIDATES                 INDICATION                         STATUS
    ------------------                 ----------                         ------
Eligard 7.5-mg one-month        Prostate cancer                  FDA approved Jan. 2002;
                                                                 Marketing Authorization
                                                                 Application submitted to German
                                                                 regulatory authority Dec. 2001

Eligard 22.5-mg three-month     Prostate cancer                  FDA approved July 2002

Eligard 30-mg four-month        Prostate cancer                  Phase III
                                                                 New Drug Application submitted to
                                                                 FDA April 2002

Eligard unique dosage           Prostate cancer                  Investigational New Drug
formulation                                                      Application submitted to FDA Aug.
                                                                 2002

Atrisone                        Moderate to severe acne          Phase III

                                Treatment for burn itch          Phase II

                                Treatment of atopic              Investigational New Drug
                                dermatitis, a chronic skin       Application submitted to FDA
                                condition characterized by
                                dryness, redness and extreme
                                itch

Growth hormone releasing        Growth promotion and cacexia,    Preclinical
peptide-1                       or muscle wasting

Human Genome Sciences           Undisclosed compound             Preclinical
proprietary protein

BEMA-Fentanyl                   Chronic and breakthrough         Phase I
                                cancer pain                      Orphan drug status*

BEMA-Ondanestron                Nausea and vomiting associated   Preclinical
                                with cancer chemotherapy

BEMA-Hydrocodone                Mild to moderate pain            Preclinical

BEMA-Migraine                   Migraine                         Investigational New Drug
                                                                 Application submitted to FDA

  PRODUCT CANDIDATES                 INDICATION                          STATUS
  ------------------                 ----------                          ------
Oral interferon                 Behcet's disease                 Preclinical
                                                                 Orphan drug status*

                                Oral warts                       Phase II
                                                                 Orphan drug status*


---------

*Orphan drugs are drugs for diseases and conditions that may be considered rare in the U.S. Because so few individuals may be affected by any one rare disease or condition, a pharmaceutical company which develops an orphan drug may reasonably expect the drug to generate relatively small sales in comparison to the cost of developing the drug and consequently to incur a financial loss. To encourage pharmaceutical companies to develop such drugs, the U.S. government may grant the company special incentives and expedited regulatory review under certain circumstances.


         We have multiple compounds in various stages of preclinical development, a number of which are being developed through partnerships with a variety of other pharmaceutical companies. We spend and will continue to spend a significant amount of financial resources conducting preclinical testing and clinical trials.

         Clinical trials are expensive and may take several years, and the length of time can vary substantially. Expenses associated with clinical trials and the other aspects of the FDA approval process have typically exceeded $5 million for each of the products we are marketing in the United States. The FDA approval process has taken a minimum of 10 months and as long as two years for these products. Our initiation and rate of completion of clinical trials may be delayed by many factors, including:

         o        our inability to recruit patients at a sufficient rate,

         o the failure of clinical trials to demonstrate a product candidate's efficacy,

         o        our inability to follow patients adequately after treatment,

         o        our inability to predict unforeseen safety issues,

         o our inability to manufacture sufficient quantities of materials for clinical trials,

         o the potential for unforeseen governmental or regulatory delays,

         o        lack of sufficient financial resources, and

         o inability to satisfy FDA requirements which may result in the clinical trials being repeated.


         In addition, the results from preclinical testing and early clinical trials do not always predict results of later clinical trials. Within the pharmaceutical industry, a number of new drugs have shown encouraging results in early clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. For example, in 1993 our 5% sanguinarine product failed to establish efficacy in Phase III clinical trials. We reformulated the active ingredient in the product and conducted additional Phase III clinical trials. The trials were ultimately successful and the product is now marketed as our Atridox product, which did not receive regulatory approval until 1998.



         If a product candidate fails to demonstrate safety and efficacy in clinical trials, this failure may delay development of other product candidates and hinder our ability to conduct related preclinical testing and clinical trials. Such potential failures may also make it more difficult for us to find additional collaborators or obtain additional financing. Delays in our clinical trials may require us to expend significant additional amounts of time and money, and termination of our clinical trials may prevent us from generating any revenue from the product candidate at issue.


         Furthermore, to market our products outside the United States, our products are subject to additional clinical trials and approvals even though the products have been approved in the United States. To meet any additional requirements that might be imposed by foreign governments, we may incur additional costs that may impact our profitability. If the approvals are not obtained or will be too expensive to obtain, foreign distribution may not be feasible, which could harm our business.


OUR FUTURE PROFITABILITY DEPENDS ON THE DEVELOPMENT OF NEW PRODUCTS.

         For the fiscal year ended December 31, 2001, 48% of our total revenue was attributable to net sales and royalties, combined with licensing, marketing rights and milestone revenue. If we fail to take a product or technology from the development stage to market on a timely basis, our ability to generate revenue from the product or technology may be seriously impaired and we may incur significant expenses without a near-term financial return.

         We currently have a variety of new products in various stages of research and development and are working on possible improvements, extensions or reformulations of some existing products. These research and development activities, as well as the clinical testing and regulatory approval process, which must be completed before commercial quantities of these products can be sold, will require significant commitments of personnel and financial resources. Delays in the research, development, testing and approval processes will cause a corresponding delay in revenue generation from those products. Regardless of whether they are ever released to the market, the expense of such processes will have already been incurred.

         We re-evaluate our research and development efforts regularly to assess whether our efforts to develop a particular product or technology are progressing at the rate that justifies our continued expenditures. On the basis of these re-evaluations, we have abandoned in the past, and may abandon in the future, our efforts on a particular product or technology.


WE MARKET OUR PRODUCTS THROUGH ARRANGEMENTS WITH THIRD PARTIES, AND IF WE FAIL TO MAINTAIN SUCH ARRANGEMENTS OUR BUSINESS COULD BE HARMED.

         We form strategic relationships with collaborators to help us commercialize and market our products. These relationships are critical to the success of our products on the market. The following table identifies the companies with which we have entered into significant marketing and distribution agreements and the products and territories covered. Each of these agreements gives the collaborator exclusive rights in the territory listed.



   COLLABORATOR                      PRODUCT                             TERRITORY
   ------------                      -------                             ---------
CollaGenex              Atridox(R), Atrisorb-FreeFlow GTR              United States
Pharmaceuticals         Barrier and Atrisorb-D GTR Barrier

PharmaScience           Atridox, Atrisorb-FreeFlow GTR Barrier         Canada
                        and Atrisorb-D GTR Barrier

Fujisawa Healthcare     Atrisone acne treatment product                North America

Sanofi-Synthelabo       Eligard prostate cancer treatment products     North America

MediGene                Eligard prostate cancer treatment products     Europe

F.H. Faulding & Co.     Eligard prostate cancer treatment products     Australia and
                                                                       New Zealand

Biosintetica            Eligard prostate cancer treatment product      Brazil

Tecnofarma              Eligard prostate cancer treatment product      Latin America
                                                                       (other than Brazil)

Pharmacia & Upjohn      Doxirobe Gel                                   Worldwide



         We expect that a significant amount of our future revenue will be obtained from royalty payments from sales or a percentage of profits of products licensed to our collaborators. Failure to make or maintain these arrangements, failure to form new arrangements or a delay in a collaborator's performance could reduce our revenue and may require us to expend significant amounts of time and money to find new collaborators and structure alternative arrangements.

         Disputes with a collaborator could delay the program on which we are working with the collaborator and could result in expensive arbitration or litigation, which may not be resolved in our favor. For example, Block had exclusive rights to market and distribute our Atridox, Atrisorb-FreeFlow GTR Barrier and Atrisorb-D GTR Barrier products in North America. We had disputes with Block relating to product pricing and the payments due to us upon achievement of milestones under our commercialization agreement with Block and were involved in arbitration and litigation proceedings with them until final settlement of all disputes in September 2001. We then entered into a new arrangement for the marketing and distribution of these products in the United States with CollaGenex. Our legal dispute with Block and the transition to CollaGenex as our new marketing partner for these products were the primary factors causing our 38% decrease in product net sales and royalty revenue between our 2000 and 2001 fiscal years and part of the reason for our 28% increase in administrative and marketing expenses between such years.

         In addition, our collaborators could merge with or be acquired by another company or experience financial or other setbacks unrelated to our collaboration that could impair their ability to market and sell our products and cause a decrease in our revenue. For example, GlaxoSmithKline acquired Block, our North American dental products' marketing partner, and subsequently discontinued marketing our dental products under the terms of the August 2001 amendment to our agreement with Block. The transition phase of the U.S. marketing rights from Block to CollaGenex and the Canadian marketing rights to PharmaScience resulted in a decrease in our dental product net sales revenue for the fourth quarter of 2001.


WE HAVE LIMITED EXPERIENCE IN MARKETING AND SELLING OUR PRODUCTS.

         Our Atridox and Atrisorb-FreeFlow GTR Barrier products, sales of which accounted for approximately 64% of our net sales and royalty revenue in the fiscal year ended December 31, 2001, have been marketed by our partners and have been on the market for only three and a half years. To achieve commercial success for any products, we must either develop a marketing and sales force or contract with another party to perform these services for us. In either case, we are competing with companies that have experienced and well-funded marketing and sales operations, including Alkermes, Inc., Cima Labs, Inc. and Pharmacia & Upjohn Co. We have historically relied upon arrangements with third parties to market and sell our products. If we do not maintain good relationships with these third parties, we may not be able to make alternative arrangements on acceptable terms and our product sales may decline. To the extent we undertake to market or co-market our own products, however, we will require additional expenditures and management resources.


IF OUR PRODUCTS DO NOT ACHIEVE MARKET ACCEPTANCE, OUR REVENUE WILL BE REDUCED.


         Our products may not gain market acceptance among physicians, patients, third-party payors and the medical community. Under Block's marketing of our dental products in North America, our dental products have been slow in achieving market acceptance within the dental community. We may not experience an increase in market acceptance of our dental products in the United States under CollaGenex's marketing leadership. Additionally, we may not experience an increase in market acceptance for our dental products in foreign countries as we establish marketing authorizations and commence marketing within these countries. In the fiscal year ended December 31, 2001, we generated $3.8 million, or 24% of our $15.8 million total revenue, from net sales and royalties of dental products.


         The degree of market acceptance of any of our products and product candidates depends on a number of factors, including:

         o        demonstration of their clinical efficacy and safety,

         o        their cost-effectiveness,

         o their potential advantage over alternative existing and newly developed treatment methods,

         o        the marketing and distribution support they receive, and

         o        reimbursement policies of government and third-party payors.

         Our products and product candidates, if successfully developed, will compete with a number of drugs and therapies currently manufactured and marketed by major pharmaceutical and other biotechnology companies. Our dental products, sales of which accounted for 64% of our net sales and royalty revenue for the year ended December 31, 2001, compete against companies such as OraPharma, Inc., whose Arestin(TM) product is used for the treatment of periodontal disease. Our products may also compete with new products currently under development by others or with products which may cost less than our products. Physicians, patients, third-party payors and the medical community may not accept or utilize our products. If our products do not achieve significant market acceptance, we may not generate enough revenue to offset our research and development expenses incurred in obtaining the required regulatory approvals and, therefore, may not realize profitability.

WE GENERATE A MAJORITY OF OUR REVENUE FROM OUR CONTRACT RESEARCH AND DEVELOPMENT ACTIVITIES, AND ANY ADVERSE EFFECT ON OUR RELATIONSHIPS WITH THESE CUSTOMERS COULD CAUSE A DECREASE IN OUR REVENUE.

         To support our research and development of certain product candidates, we rely on agreements with collaborators, licensors and others that provide financial and clinical support. Our contract research and development revenue of $8.2 million for the fiscal year ended December 31, 2001 represented 52% of our $15.8 million total revenue. Our significant strategic alliances for developing new chemical entities and life cycle management products are as follows:


    COLLABORATOR          TYPE OF ARRANGEMENT                          PURPOSE
    ------------          -------------------                          -------
Pfizer                 Non-exclusive comprehensive        Develop and commercialize selected
                       research and worldwide             compounds using our patented drug
                       licensing agreement                delivery technologies

Elan International     Joint venture - Transmucosal       Develop and commercialize oncology
Services               Technologies, Ltd.                 and pain management products using
                                                          our patented BEMA and Atrigel drug
                                                          delivery technologies

Geneva                 Collaboration, development and     Develop and commercialize
Pharmaceuticals        supply agreement                   designated generic topical prescription
                                                          dermatology products

Human Genome           Development agreement              Develop a sustained-release
Sciences                                                  formulation of an HGS new
                                                          proprietary protein with our patented
                                                          Atrigel drug delivery technologies

         If any of our research and development agreements were terminated or substantially modified, or if our relationships with any of these collaborators deteriorated, our revenue may decrease and our ability to develop and commercialize our technologies would be hindered. Approximately 50% of our 2001 contract research and development revenue, and 26% of our total 2001 revenue, was attributable to our research and development activities for Transmucosal Technologies. If this joint venture was terminated or if our relationship with Elan deteriorated, our revenue would likely decrease significantly.


WE CONDUCT OPERATIONS IN FOREIGN COUNTRIES THAT ARE SUBJECT TO RISKS AND OUR PLANS FOR INTERNATIONAL EXPANSION MAY NOT SUCCEED, WHICH WOULD HARM OUR REVENUE.

         We conduct our European operations through our wholly owned subsidiaries, Atrix Laboratories GmbH, which has a small office in Frankfurt, Germany, and Atrix Laboratories Limited, in London, England. Revenues attributable to customers outside the United States amounted to $5.5 million, or 35% of our total revenue, for the fiscal year ended December 31, 2001.

         We face foreign exchange rate fluctuations, primarily with respect to the British Pound and the Euro, because we translate the financial results of our foreign subsidiaries into U.S. dollars for consolidation and because we translate the financial results of our transactions with our foreign marketing partners. As exchange rates vary, our results, when translated, may vary from expectations and may result in a decrease in our revenue.

         One of our strategies for increasing our revenue depends on expansion into international markets. Our international operations may not succeed for a number of reasons, including:

         o difficulties in obtaining the required regulatory approvals from foreign governmental authorities


         o        difficulties in managing foreign operations,


         o fluctuations in currency exchange rates or imposition of currency exchange controls,

         o        competition from local and foreign-based companies,

         o issues relating to uncertainties of laws and enforcement relating to the protection of intellectual property,

         o unexpected changes in trading policies and regulatory requirements,

         o        duties and taxation issues,

         o        language and cultural differences,

         o        general political and economic trends, and

         o expropriation of assets, including bank accounts, intellectual property and physical assets by foreign governments.

         Accordingly, we may not be able to successfully execute our business plan in foreign markets. If we are unable to achieve anticipated levels of revenue from our international operations, our revenue and profitability may decline.


OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND DEFEND OURSELVES FROM INTELLECTUAL PROPERTY SUITS COULD HARM OUR COMPETITIVE POSITION AND OUR FINANCIAL PERFORMANCE.

         We rely heavily on our proprietary information in developing and manufacturing our products. We currently maintain 46 U.S. patents and 63 foreign patents and have 28 U.S. and 59 foreign patent applications pending. A number of the claims contained in these patents and pending patent applications cover certain aspects of our drug delivery technologies and products based upon these technologies.


         The following is a brief description of our drug delivery systems and their applications:



TECHNOLOGY          DESCRIPTION                       APPLICATION
----------          -----------                       -----------
 Atrigel       Biodegradable sustained           Delivery of drugs from
               release implant for local or      weeks to months.
               systemic delivery.

  BEMA         Film that completely erodes       Delivery of drugs from
               in a natural biological           minutes to hours through
               process for fast acting local     mucosal membranes.
               or systemic delivery.

  SMP          Topical gel providing             Delivery of water insoluble
               two-stage delivery through        drugs through the skin.
               the skin.

  MCA          Water resistant topical gel       Film for either wet or dry
               providing sustained               surfaces.
               delivery.

  BCP          Non-cytotoxic gel/liquid          Protective gel film for
               for topical delivery.             wound healing and liquid
               "Non-cytotoxic" means that the    formulation for wound
               material does not kill cells      washing.
               or tissue in the body.


         Notwithstanding our pursuit of patent protection, other companies may develop delivery systems, compositions and methods that infringe our patent rights resulting from outright ownership or non-revocable exclusive licensure of patents that relate to our delivery systems, composition and/or methods. In that event, such delivery systems, compositions and methods may compete with our systems, compositions and methods and may reduce sales of our products. Our patents may not afford adequate protection against competitors with similar systems, composition or methods, and other companies may circumvent our patents.

         In addition to patents, we also maintain several U.S. and numerous foreign trademark and service mark applications for registrations of our name, logo, drug delivery systems and products. We currently have eight U.S. and 38 foreign issued trademarks and seven U.S. and 24 foreign trademark applications pending. If other companies infringe on our trademarks and service marks, we may not be able to market our products as effectively and our brand recognition may decline.

         We also rely on our unpatented proprietary knowledge. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties, including former employees or consultants of ours, may attempt to disclose, obtain or use our proprietary information or technologies. Other companies may also develop substantially equivalent proprietary knowledge. The steps we have taken may not prevent misappropriation of our proprietary information and technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. If other companies obtain our proprietary knowledge or develop substantially equivalent knowledge, they may develop products that compete against ours and adversely affect our product sales.

         Intellectual property claims brought against us, regardless of their merit, could result in costly litigation and the diversion of our financial resources and technical and management personnel. Further, if such claims are proven valid, through litigation or otherwise, we may be required to change our trademarks and service marks, stop using our technologies and pay financial damages, which could harm our profitability and financial performance.


OUR FUTURE PERFORMANCE DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN KEY
PERSONNEL.


         Our success depends in part on our ability to attract and retain highly qualified management and scientific personnel. Our key management and scientific personnel include Mr. David R. Bethune, Chairman and Chief Executive Officer, and Dr. Charles P. Cox, Senior Vice President, Corporate Development. We have an employment agreement with Mr. Bethune. We do not maintain key man life insurance on any of our employees. If any of key employees terminated their employment with us, our business relationships may be adversely affected, and management's attention may be diverted from our operations to focusing on transition matters and identifying a suitable replacement. If any of our key research and development employees terminated their employment, our research and development efforts may be hindered, adversely affecting our ability to bring new products to market. Because competition for personnel in our industry is intense, we may not be able to locate suitable replacements for any key employees that leave the company, and we may not be able to offer employment to them on reasonable terms.

WE ARE SUBJECT TO ENVIRONMENTAL COMPLIANCE RISKS.

         Our research, development and manufacturing areas involve the controlled use of hazardous chemicals, primarily flammable solvents, corrosives, and toxins. The biologic materials include microbiological cultures, animal tissue and serum samples. Some experimental and clinical materials include human source tissue or fluid samples. We are not licensed to receive or handle radioactive materials. We are also subject to federal, state and local government regulation in the conduct of our business, including regulations on employee safety and our handling and disposal of hazardous and radioactive materials. Any new regulation or change to an existing regulation could require us to implement costly capital or operating improvements for which we have not budgeted. If we do not comply with these regulations, we may be subject to fines and other liabilities.


OUR INDUSTRY IS CHARACTERIZED BY INTENSE COMPETITION AND RAPID TECHNOLOGICAL CHANGE, WHICH MAY LIMIT OUR COMMERCIAL OPPORTUNITIES, RENDER OUR PRODUCTS OBSOLETE AND REDUCE OUR REVENUE.

         The biotechnology and pharmaceutical industries are highly competitive and subject to rapid and substantial technological change. We face, and will continue to face, intense competition in the development, manufacturing, marketing and commercialization of our products and product candidates. Products utilizing our proprietary drug delivery systems are expected to compete with other products for specified indications, including drugs marketed in conventional and alternative dosage forms. New drugs or further developments in alternative drug delivery methods may provide greater therapeutic benefits for a specific drug or indication, or may offer comparable performance at lower cost, than those offered by our drug delivery systems.

         Our competitors include academic institutions, government agencies, research institutions, biotechnology and pharmaceutical companies, including our collaborators, and drug delivery companies. Several companies have drug delivery technologies that compete with our technologies, including Alkermes, Inc., Emisphere Technologies, Inc., Cima Labs, Inc., and ALZA Corporation. Competitors of our Eligard prostate cancer treatment products include AstraZeneca's Zoladex(TM) product, Pharmacia & Upjohn Co.'s Trelstar(TM) product and TAP Pharmaceuticals, Inc.'s Lupron(TM) product. Competitors of our dental products include OraPharma, Inc., whose Arestin(TM) product is used for the treatment of periodontal disease.

         Many specialized biotechnology companies have formed collaborative arrangements with large, established pharmaceutical companies to support research, development and commercialization of products that may be competitive with our products. Developments by others may render our products, product candidates or technologies obsolete or noncompetitive, and our collaborators may choose to use competing drug delivery methods.

         Many of our competitors and potential competitors have substantially greater capital resources, manufacturing and marketing experience, research and development resources and production facilities than we do. Many of these competitors also have significantly greater experience than we do in undertaking preclinical testing and clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals. If our competitors develop and market products that make our products or product candidates obsolete or noncompetitive, our commercial opportunities and revenues will be reduced.


IF THIRD-PARTY PAYORS WILL NOT PROVIDE COVERAGE OR REIMBURSE PATIENTS FOR THE USE OF OUR PRODUCTS, OUR REVENUE WILL SUFFER.

         The commercial success of our products is substantially dependent on whether third-party reimbursement is available for the use of our products by the medical and dental professions. Medicare, Medicaid, health maintenance organizations and other third-party payors may not authorize or otherwise budget for the reimbursement of our products. In addition, they may not view our products as cost-effective and reimbursement may not be available to consumers or may not be sufficient to allow our products to be marketed on a competitive basis. Likewise, legislative proposals to reform health care or reduce government programs could result in lower prices or rejection of our products. Changes in reimbursement policies or health care cost containment initiatives that limit or restrict reimbursement for our products may cause our revenue to decline.


IF PRODUCT LIABILITY LAWSUITS ARE BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL COSTS.

         Our industry faces an inherent risk of product liability claims from allegations that our products resulted in adverse effects to the patient and others. These risks exist even with respect to those products that are approved for commercial sale by the FDA and manufactured in facilities licensed and regulated by the FDA. We maintain worldwide product liability insurance in the amount of $10 million with a $10,000 deductible per occurrence and an aggregate deductible of $100,000. Our insurance may not provide adequate coverage against potential product liability claims or losses. In the future we may not be able to obtain adequate insurance coverage on reasonable terms and insurance premiums and deductibles may increase. Even if we were ultimately successful in product liability litigation, the litigation would consume substantial amounts of our financial and managerial resources and may create adverse publicity, all of which would impair our ability to generate sales. If we were found liable for any product liability claims in excess of our insurance coverage or outside our coverage, the cost and expense of such liability could severely damage our business and profitability.


OUR STOCK PRICE IS VOLATILE AND THE VALUE OF YOUR INVESTMENT MAY BE SUBJECT TO SUDDEN DECREASES.

         In recent years, our stock, the stock of other pharmaceutical and biotechnology companies and the stock market in general have experienced extreme price fluctuations, which have been unrelated to the operating performance of the affected companies. The price of our common stock during the last two years has ranged from a low of $5.0625 per share to a high of $29.18 per share. Our stock price may fluctuate due to a variety of factors, including:

         o announcements of developments related to our business or our competitors' businesses,

         o        fluctuations in our operating results,

         o        sales of our common stock in the marketplace,

         o        failure to meet, or changes in, analysts' expectations,

         o general conditions in the biotechnology and pharmaceutical industries or the worldwide economy,

         o announcements of innovations, new products or product enhancements by us or by our competitors,

         o developments in patents or other intellectual property rights or any litigation relating to these rights, and

         o developments in our relationships with our customers, suppliers and collaborators.

Decreases in our stock price may adversely affect the trading market for our stock and may cause you to lose all or a portion of your investment.

                           FORWARD LOOKING STATEMENTS


         This prospectus and documents incorporated by reference in this prospectus contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding the intent, belief or current expectations of us, our directors or our officers with respect to, among other things: (1) whether we will receive, and the timing of, regulatory approvals or clearances to market potential products; (2) the results of current and future clinical trials; (3) the time and expenses associated with the regulatory approval process for products; (4) the safety and effectiveness of our products and technologies; (5) our expectation that our marketing partners will be able to successfully market our products; (6) our expectation of receiving royalties on sales of our products and our plans to manufacture certain of products at our facility in Fort Collins, Colorado; (7) the timing of new product launches; and (8) expected future additional equity losses for Transmucosal Technologies. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. We have based these forward-looking statements on our current expectations and projections about future events. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus.


         We use words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "should," "likely," "potential," "seek" and variations of these words and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. Except as required by law, we do not undertake any obligation to update these statements or publicly release the result of any revision to the forward-looking statements that we may make to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS


         We will not receive any proceeds from the sale of shares by the selling stockholder. The aggregate exercise price for the warrant is approximately $180,030, subject to adjustment. If the selling stockholder exercises the warrant, any exercise proceeds we receive will be used for working capital.


                              SELLING STOCKHOLDER

         The selling stockholder, Ferghana Partners Inc., may sell up to 13,649 shares of our common stock pursuant to this prospectus. All of these shares are issuable upon the exercise of a currently outstanding warrant to purchase common stock held by the selling stockholder.


         As of August 12, 2002, the selling stockholder beneficially owns 13,649 shares of our common stock. Based on 20,477,510 shares of our common stock outstanding as of August 12, 2002, the selling stockholder will beneficially own less than 1% of our outstanding common stock both prior to and after completion of the offering. We have engaged the selling stockholder to assist us in identifying appropriate counterparties and consummating corporate partnering arrangements (principally out-licensing) involving our products and technology, including our BEMA technology and its application to therapeutic drugs for the treatment of migraines and nausea, and identifying and executing acquisitions by us of one or more drug delivery or other companies, products or technologies. We issued the warrant to the selling stockholder in connection with such engagement. Except as described in the two preceding sentences, the selling stockholder does not have, and within the past three years has not had, any position, office or other material relationship with us or any of our predecessors or affiliates. The information in this section of the prospectus regarding share ownership by the selling stockholder and material relationships of the selling stockholder is based on our records and on information provided to us as of August 12, 2002 by our transfer agent and by the selling stockholder. We determined beneficial ownership according to Rule 13d-3 of the Securities Exchange Act as of that date.


         The selling stockholder may from time to time offer and sell any or all of its shares that are registered under this prospectus. Because the selling stockholder is not obligated to sell its shares, and because the selling stockholder may also acquire publicly traded shares of our common stock, we cannot estimate how many shares the selling stockholder will own after this offering. We may update, amend or supplement this prospectus from time to time to update the disclosure in this section.

                              PLAN OF DISTRIBUTION

         The selling stockholder may offer and sell its shares with this prospectus. We will not receive any of the proceeds of the sales of these shares. Offers and sales of shares made with this prospectus must comply with the terms of the warrant to purchase such shares. However, the selling stockholder may resell all or a portion of its shares without this prospectus in open market transactions in reliance upon available exemptions under the Securities Act, if any, provided they meet the criteria and conform to the requirements of one of these exemptions.

WHO MAY SELL AND APPLICABLE RESTRICTIONS

         The selling stockholder may offer and sell shares with this prospectus directly to purchasers. The selling stockholder may donate, pledge or otherwise transfer its shares to any person so long as the transfer complies with applicable securities laws and the warrant to purchase such shares. As a result, donees, pledgees, transferees and other successors in interest that receive such shares as a gift, distribution or other non-sale related transfer may offer shares of common stock under this prospectus.

         The selling stockholder may from time to time offer shares through brokers, dealers or agents. Brokers, dealers, agents or underwriters participating in transactions may receive compensation in the form of discounts, concessions or commissions from the selling stockholder (and, if they act as agent for the purchaser of the shares, from that purchaser). The discounts, concessions or commissions may be in excess of those customary in the type of transaction involved. Any brokerage commissions and similar selling expenses attributable to the sale of shares covered by this prospectus will be borne by the selling stockholder. In order to comply with some state securities laws, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers.

         The selling stockholder and any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be underwriters, and any profits on the sale of shares by them and any discounts, commissions or concessions received by any broker, dealer or agent may be deemed underwriting discounts and commissions under the Securities Act. The selling stockholder has advised us that, as of the date of this prospectus, it has not entered into any plan, arrangement or understanding with a broker, dealer or underwriter regarding sales of shares with this prospectus.

PROSPECTUS DELIVERY

         A prospectus supplement or a post-effective amendment may be filed with the Securities and Exchange Commission to disclose additional information with respect to the distribution of the shares. In particular, if we receive notice from the selling stockholder that a donee, pledgee, transferee or other successor intends to sell more than 500 shares of our common stock, or that a selling stockholder has entered into a material arrangement with an underwriter or broker-dealer for the sale of shares covered by this prospectus, then to the extent required we will file a supplement to this prospectus.

MANNER OF SALES

         The selling stockholder will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the Nasdaq National Market, the over-the-counter market, or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale. The shares may be sold at then prevailing market prices, at prices related to prevailing market prices, at fixed prices or at other negotiated prices.

         The shares may be sold according to one or more of the following methods:


         o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

         o purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus,

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers,

         o pledges of shares to a broker-dealer or other person, who may, in the event of default, purchase or sell the pledged shares,

         o        an exchange distribution under the rules of the exchange,

         o face-to-face transactions between sellers and purchasers without a broker-dealer,

         o        through the writing of options, and


         o        any other method permitted pursuant to applicable law.

         In addition, selling stockholder may generally enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made under this prospectus. The selling stockholder may, for example:


         o enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with the selling stockholder,

         o sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions,

         o write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares,

         o enter into option transactions or other types of transactions that require the selling stockholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus, or


         o loan or pledge the shares to a broker, dealer or other financial institution, who may sell the loaned shares.

         These option, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered under this prospectus, and that broker, dealer or other financial institution may resell those shares under this prospectus.

         If a material arrangement with any broker-dealer or other agent is entered into for the sale of any shares of common stock through a block trade, special offering, exchange distribution, secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if necessary, pursuant to Rule 424(b) under the Securities Act disclosing the material terms and conditions of these arrangements.

         Under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market-making activities with respect to common stock for five business days prior to the start of the distribution. In addition, the selling stockholder and any other person participating in a distribution will be subject to the Exchange Act, which may limit the timing of purchases and sales of common stock by the selling stockholder or any other person.

INDEMNIFICATION

         The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS


         The validity of the common stock offered by this prospectus will be passed upon for us by Morrison & Foerster LLP. As of the date of this prospectus, members of Morrison & Foerster LLP beneficially owned 1,357 shares of our common stock and held options to acquire an additional 29,400 shares of our common stock. Warren L. Troupe, one of our directors, is a partner at Morrison & Foerster LLP. Any underwriters will be advised about other issues relating to any offering by their own legal counsel named in the applicable prospectus supplement.

                                     EXPERTS

         The consolidated financial statements incorporated by reference in this prospectus from the Atrix Laboratories, Inc. Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle), and has been so incorporated by reference in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

         The financial statements of Transmucosal Technologies Ltd. incorporated by reference in this prospectus from our Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by KPMG, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The address of the SEC's Internet site is http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

         Please call the SEC at 1-800-SEC-0330 for more information about their public reference rooms and their copy charges. Our SEC filings and other information concerning us are also available at The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we refer to in this manner is considered part of this prospectus. Any information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus. This prospectus does not include all the information in the registration statement and documents incorporated by reference. You should refer to the documents and to the exhibits to the registration statement for a more complete understanding of the matter involved.

         We are incorporating by reference the following documents that we have previously filed with the SEC:

         1. Our Annual Report on Form 10-K for the year ended December 31, 2001, and Amendment No. 1 on Form 10-K/A to the Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 000-18231).

         2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (File No. 000-18231).


         3. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (File No. 000-18231).


         4. Our Current Report on Form 8-K dated January 24, 2002, filed with the SEC on February 5, 2002 (File No. 000-18231).

         5. Our Current Report on Form 8-K dated March 6, 2002, filed with the SEC on March 6, 2002 (File No. 000-18231).

         6. The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on January 12, 1990, including any amendments or reports filed with the SEC for the purpose of updating such description.

         7. The description of our Series A Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A, filed with the SEC on October 1, 1998, as amended by Amendment No. 1 thereto on Form 8-A/A, filed with the SEC on November 27, 2001, and any amendments or reports filed with the SEC for the purpose of updating such description.

         We are also incorporating by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus. In no event, however, will any of the information that we disclose under Item 9 of any Current Report on Form 8-K that we may from time to time file with the SEC be incorporated by reference into, or otherwise included in, this prospectus.

         We will furnish you without charge, on written or oral request, a copy of any or all of the documents incorporated by reference. You should direct any requests for documents to our Corporate Secretary, Atrix Laboratories, Inc., 2579 Midpoint Drive, Fort Collins, Colorado 80524, telephone number (970) 482-5868. We maintain a website at http://www.atrixlabs.com. The reference to our website does not constitute incorporation by reference of the information contained at the site.

         YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE WILL NOT MAKE AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER AND SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS, AS WELL AS INFORMATION WE PREVIOUSLY FILED WITH THE SEC AND INCORPORATED BY REFERENCE, IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered, for which the selling stockholder has agreed to reimburse us, are as follows:

Securities Act Registration Fee ................   $    28.37
Printing and Engraving Expenses ................     1,000.00*
Legal Fees and Expenses ........................    25,000.00*
Accounting Fees and Expenses ...................     3,000.00*
Miscellaneous ..................................       971.63*
                                                   ----------
         Total .................................   $30,000.00*
                                                   ==========

*Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, provides that directors and officers of Delaware corporations may, under certain circumstances, be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors and officers may also be indemnified against expenses (including attorneys' fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

         The Registrant has implemented such indemnification provisions in its Amended and Restated Certificate of Incorporation and Bylaws which provide that officers and directors shall be entitled to be indemnified by the Registrant to the fullest extent permitted by law against all expenses, liabilities and loss including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred in connection with any action, suit or proceeding by reason of the fact that he or she is or was an officer or director of the Registrant.

         The above discussion of the Registrant's Amended and Restated Certificate of Incorporation and Bylaws and of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation, Bylaws and statutes.

         Pursuant to Section 145(g) of the DGCL the Registrant maintains insurance on behalf of the directors and officers serving at the request of the Registrant.

         The Registration Rights Agreement relating to the 7% Convertible Subordinated Notes due 2004 provides for indemnification by each of the initial purchasers specified therein, their successors, assigns and direct and indirect transferees, in specified circumstances, of the Registrant, the other initial purchasers and other selling holders, and each of their respective directors, officers, partners, employees, representatives, agents and controlling parties, and by the Registrant of the initial purchasers specified therein, their successors, assigns and direct and indirect transferees, each of their respective directors, officers, partners, employees, representatives, agents and underwriters, officers and directors of the underwriters, and each person, if any, controlling any such initial purchaser, transferee, underwriter or holder, in specified circumstances, for certain liabilities arising under the Securities Act or otherwise.

ITEM 16. EXHIBITS.

 EXHIBIT NO.      DESCRIPTION
 -----------      -----------
     2.1          Agreement and Plan of Reorganization dated November 24, 1998 by and among Atrix Laboratories, Inc., Atrix Acquisition
                  Corporation and ViroTex Corporation(1)

     2.2          Certificate of Merger of Atrix Acquisition Corporation into
                  ViroTex Corporation dated November 24, 1998(1)

     4.1          Amended and Restated Certificate of Incorporation(2)

     4.2 Certificate of Amendment to Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on June 1, 2001(3)

     4.3          Ninth Amended and Restated Bylaws(4)

     4.4          Form of Common Stock Certificate(5)

     4.5 Indenture, dated November 15, 1997, by and among the Company and State Street Bank and Trust Company of California, N.A., as trustee thereunder(6)

     4.6          Form of Note (included in Indenture, see Exhibit 4.5)

     4.7          Amended and Restated Rights Agreement dated as of November 16,
                  2001 between the Company and American Stock Transfer & Trust
                  Company, as Rights Agent (including form of Right
                  Certificate, as Exhibit A, and the form of Summary of Rights, as Exhibit B)(7)

     4.8 Warrant to purchase 6,750 shares of Atrix Common Stock issued to Gulfstar Investments, Limited(2)

     4.9 Registration Rights Agreement, dated as of November 15, 1997, by and among the Company and NationsBanc Montgomery
                  Securities, Inc. and SBC Warburg Dillon Read, Inc.(6)

 EXHIBIT NO.      DESCRIPTION
 -----------      -----------
    4.10          Certificate of Designation of the Series A Preferred Stock
                  filed with the State of Delaware on September 25, 1998(8)

    4.11          Certificate of Designation of Preferences and Rights of Series
                  A Convertible Exchangeable Preferred Stock filed with the
                  State of Delaware on July 18, 2000(9)

    4.12          Company Registration Rights Agreement, dated as of July 18,
                  2000, by and between the Company and Elan International
                  Services, Ltd., or EIS(9)

    4.13 Warrant, dated as of July 18, 2000, issued by the Company to EIS(9)

    4.14 Convertible Promissory Note, dated as of July 18, 2000, issued by the Company to EIS(9)

    4.15* Warrant, dated as of April 4, 2001, issued by the Company to Ferghana Partners Inc.

    5.1*          Opinion of Morrison & Foerster LLP

   23.1           Consent of Deloitte & Touche LLP

   23.2           Consent of KPMG

   23.3*          Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

   24.1* Power of Attorney (See page II-7 of the Registration Statement filed with the Commission on February 6, 2002.)

---------
*Previously filed.

(1) Incorporated by reference to Registrant's Current Report on Form 8-K dated November 24, 1998, as filed with the Securities and Exchange Commission.

(2) Incorporated by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Commission.

(3) Incorporated by reference to Exhibit 4.2 of Registrant's Pre-Effective Amendment No. 1 to Registration Statement on Form S-3/A, as filed with the Commission on June 5, 2001.

(4) Incorporated by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Commission on April 1, 2001.

(5) Incorporated by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1993 as filed with the Commission.

(6) Incorporated by reference to Registrant's Current Report on Form 8-K dated November 6, 1997, as filed with the Commission on December 9, 1997.

(7) Incorporated by reference to Exhibit 4.1 to Registrant's Current Report on Form 8-K dated November 6, 2001, as filed with the Commission on November 27, 2001.

(8) Incorporated by reference to Exhibit 3.1 of Registrant's Registration Statement on Form 8-A, as filed with the Commission on October 1, 1998.

(9) Incorporated by reference to Registrant's Current Report on Form 8-K dated July 18, 2000, as filed with the Commission on August 4, 2000.

ITEM 17. UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in any periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Collins, State of Colorado, on August 14, 2002.


                                                ATRIX LABORATORIES, INC.


                                                By: /s/ Brian G. Richmond
                                                    ----------------------------
                                                    Brian G. Richmond
                                                    Chief Financial Officer,
                                                    Secretary and Treasurer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


          SIGNATURE                           TITLE                            DATE

        **                        Chairman of the Board and Chief
-----------------------------     Executive Officer
David R. Bethune                  (Principal Executive Officer)           August 14, 2002


/s/ Brian G. Richmond             Chief Financial Officer, Secretary
-----------------------------     and Treasurer (Principal Financial
Brian G. Richmond                 and Accounting Officer)                 August 14, 2002

        **                        Director                                August 14, 2002
-----------------------------
Nicholas G. Bazan

        **                        Director                                August 14, 2002
-----------------------------
H. Stuart Campbell

        **                        Director                                August 14, 2002
-----------------------------
Dr. D. Walter Cohen

        **                        Director                                August 14, 2002
-----------------------------
Sander A. Flaum

        **                        Director                                August 14, 2002
-----------------------------
C. Rodney O'Connor

        **                        Director                                August 14, 2002
-----------------------------
Warren L. Troupe

        **                        Director                                August 14, 2002
-----------------------------
Dr. George J. Vuturo

** By: /s/  Brian G. Richmond
       ----------------------
       Brian G. Richmond
       Attorney-in-Fact

                                  EXHIBIT INDEX

  EXHIBIT NO.     DESCRIPTION
  -----------     -----------
      2.1         Agreement and Plan of Reorganization dated November 24, 1998 by and among Atrix Laboratories, Inc., Atrix Acquisition
                  Corporation and ViroTex Corporation(1)

      2.2         Certificate of Merger of Atrix Acquisition Corporation into
                  ViroTex Corporation dated November 24, 1998(1)

      4.1         Amended and Restated Certificate of Incorporation(2)

      4.2 Certificate of Amendment to Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on June 1, 2001(3)

      4.3         Ninth Amended and Restated Bylaws(4)

      4.4         Form of Common Stock Certificate(5)

      4.5 Indenture, dated November 15, 1997, by and among the Company and State Street Bank and Trust Company of California, N.A., as trustee thereunder(6)

      4.6         Form of Note (included in Indenture, see Exhibit 4.5)

      4.7         Amended and Restated Rights Agreement dated as of November 16,
                  2001 between the Company and American Stock Transfer & Trust
                  Company, as Rights Agent (including form of Right
                  Certificate, as Exhibit A, and the form of Summary of Rights, as Exhibit B)(7)

      4.8 Warrant to purchase 6,750 shares of Atrix Common Stock issued to Gulfstar Investments, Limited(2)

      4.9 Registration Rights Agreement, dated as of November 15, 1997, by and among the Company and NationsBanc Montgomery
                  Securities, Inc. and SBC Warburg Dillon Read, Inc.(6)

     4.10 Certificate of Designation of the Series A Preferred Stock filed with the State of Delaware on September 25, 1998(8)

     4.11         Certificate of Designation of Preferences and Rights of Series
                  A Convertible Exchangeable Preferred Stock filed with the
                  State of Delaware on July 18, 2000(9)

     4.12         Company Registration Rights Agreement, dated as of July 18,
                  2000, by and between the Company and Elan International
                  Services, Ltd., or EIS(9)

     4.13 Warrant, dated as of July 18, 2000, issued by the Company to EIS(9)

     4.14 Convertible Promissory Note, dated as of July 18, 2000, issued by the Company to EIS(9)

     4.15* Warrant, dated as of April 4, 2001, issued by the Company to Ferghana Partners Inc.

  EXHIBIT NO.     DESCRIPTION
  -----------     -----------
      5.1*        Opinion of Morrison & Foerster LLP

     23.1         Consent of Deloitte & Touche LLP

     23.2         Consent of KPMG

     23.3*        Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

     24.1* Power of Attorney (See page II-7 of the Registration Statement filed with the Commission on February 6, 2002.)


---------
* Previously filed.

(1) Incorporated by reference to Registrant's Current Report on Form 8-K dated November 24, 1998, as filed with the Securities and Exchange Commission.

(2) Incorporated by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Commission.

(3) Incorporated by reference to Exhibit 4.2 of Registrant's Pre-Effective Amendment No. 1 to Registration Statement on Form S-3/A, as filed with the Commission on June 5, 2001.

(4) Incorporated by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Commission on April 1, 2002.

(5) Incorporated by reference to Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1993 as filed with the Commission.

(6) Incorporated by reference to Registrant's Current Report on Form 8-K dated November 6, 1997, as filed with the Commission on December 9, 1997.

(7) Incorporated by reference to Exhibit 4.1 to Registrant's Current Report on Form 8-K dated November 6, 2001, as filed with the Commission on November 27, 2001.

(8) Incorporated by reference to Exhibit 3.1 of Registrant's Registration Statement on Form 8-A, as filed with the Commission on October 1, 1998.

(9) Incorporated by reference to Registrant's Current Report on Form 8-K dated July 18, 2000, as filed with the Commission on August 4, 2000.